EXHIBIT NO. 23

Consent of Meaden & Moore, Ltd., Independent Registered Public Accounting Firm,

dated March 26, 2010, to incorporate

by reference their report dated March 26, 2010

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of The Progressive Corporation on Form S-8 (File No. 33-57121) filed on December 29, 1994, of our report dated March 26, 2010, on our audits of the financial statements of The Progressive Corporation Executive Deferred Compensation Plan as of December 31, 2009 and 2008 and for the three years ending December 31, 2009, which report is incorporated by reference in this Annual Report on Form 11-K.

/s/ Meaden & Moore, Ltd.
Meaden & Moore, Ltd.

Cleveland, Ohio
March 26, 2010